EXHIBIT 99.1

Contact:	John P. Saldarelli Secretary and Treasurer (914) 242-7700
FOR IMMEDIATE RELEASE
AMERICAN REAL ESTATE PARTNERS, L.P.
REPORTS SECOND QUARTER RESULTS,
ADOPTS $0.10 PER UNIT QUARTERLY DISTRIBUTION POLICY
AND COMPLETES ACQUISITION OF WESTPOINT STEVENS
Mount Kisco, New York, August 8, 2005 - American Real Estate Partners, L.P. (“AREP”) (NYSE:ACP) today reported its second quarter financial results. The results reflect the restatement of its financial statements to include the results of companies acquired during the quarter: TransTexas Gas Corporation (“TransTexas”), Panaco, Inc. (“Panaco”) and NEG Holding LLC (“NEG Holdings”), which are oil & gas companies, and GB Holdings, Inc. (“GB Holdings”) and Atlantic Coast Entertainment Holdings, Inc. (“Atlantic Holdings”), which are gaming companies. Atlantic Holdings owns and operates The Sands Hotel and Casino in Atlantic City.
AREP today also reported that the Board of Directors of its General Partner has approved management’s recommendation to start paying a regular quarterly cash distribution of $0.10 per unit on its depositary units, beginning in the third quarter of this year. The distribution is payable on September 19, 2005 to depositary unitholders of record at the close of business on August 29, 2005. The payment of future distributions will be determined by the board of directors quarterly.
Carl C. Icahn, Chairman of the Board of AREP’s general partner, commented, “Having lessened our reliance upon the real estate business, we believe our improved operating performance and greater cash flow generating capacity now enables AREP to initiate a distribution policy while ensuring significant resources to invest in our business. Driven by markedly improved results from our core oil & gas and gaming businesses, this new policy enables us to balance the desire of unitholders for liquidity while maintaining a strong balance sheet.”

Three Months Ended June 30, 2005
For the second quarter of 2005, revenue increased 37.7% from the second quarter of 2004 to $220.7 million from $160.3 million, operating income increased 213.6% to $48.3 million from $15.4 million. Net income decreased, primarily driven by non-operating items, to $9.0 million from $71.2 million. Among major non-operating items contributing to the decline in net income were a $47.1 million decrease in income from discontinued operations associated with the ongoing sale of our net lease portfolio and a $29.6 million decline in income from investments in securities.
Segments
For ease of analysis and consistent with the Company’s focus on its operating activities, as of the quarter ended June 30, 2005, revenue and operating income will exclude interest income and will include as distinct line items revenue and operating expenses for each of our three primary segments: gaming; oil & gas; and real estate. Certain holding company costs not allocable to specific operating units, including general and administrative costs of the Company and acquisition costs, are also noted below.
The following table presents results for the second quarter of 2005 and 2004 ($ in millions):

	Revenue		Growth	Operating income		Growth/decline
	2005	2004		2005	2004
Gaming	$122.4	$118.6	3.2%	$16.9	$12.8	32.0%
Oil & gas	73.4	21.9	235.2%	31.9	(3.3)	NM
Real estate	24.9	19.8	25.8%	4.7	7.8	(39.7)%
Holding company	-	-	-	(5.2)	(1.9)	(173.7)%

Total	$220.7	$160.3	37.7%	$48.3	$15.4	213.6%

Oil & gas revenues include unrealized gains on derivatives of $6.9 million in 2005 and unrealized losses of $14.5 million in 2004.
See Appendix IV for further detail on depreciation, depletion and amortization by segment.

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Gaming
The Company’s indirect wholly-owned subsidiary, American Casino & Entertainment Properties LLC (“ACEP”), owns three Las Vegas casinos, Stratosphere Casino Hotel and Tower, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder. The Company also owns approximately 77.5% of GB Holdings, Inc. The principal asset of GB Holdings is 41.7% of the outstanding common stock of Atlantic Holdings. The Company indirectly owns 58.3% of the common stock of Atlantic Holdings. Atlantic Holdings indirectly owns The Sands Hotel and Casino in Atlantic City, New Jersey.
For the second quarter of 2005, AREP’s gaming business had net revenues of $122.4 million, an increase of 3.2% over the second quarter of 2004, operating income of $16.9 million, an increase of 32.0% over the second quarter of 2004, and depreciation and amortization of $9.4 million. Our gaming segment benefited from a $6.5 million increase in operating income attributable to our three Las Vegas properties comprising ACEP offset by a $2.4 million decline in operating income for our Atlantic City property.
Oil and Gas
The Company conducts oil & gas operations through its wholly-owned subsidiary, AREP Oil and Gas LLC. AREP Oil and Gas includes the Company’s 50.01% ownership interest in National Energy Group, Inc. (“NEG”), its 50% membership interest in NEG Holdings, indirect 50% membership interest (through NEG) in NEG Holdings, and its 100% ownership interest in TransTexas and Panaco. In July 2005, the Company made an offer to purchase the shares of NEG that it does not already own. The Company’s oil & gas operations consist of exploration, development, and production operations principally in Texas, Oklahoma, Louisiana and Arkansas and offshore in the Gulf of Mexico.
For the second quarter of 2005, AREP’s oil & gas business had revenues of $73.4 million, an increase of 235.2% over the second quarter of 2004, operating income of $31.9 million, an improvement over the net loss of $3.3 million recorded in the second quarter of 2004, and depreciation, depletion and amortization of $25.3 million. Oil & gas revenue includes unrealized gains on derivatives of $6.9 million in 2005 and unrealized losses of $14.5 million in 2004.
Real Estate
The Company’s real estate activities comprise three segments: rental real estate; property development and resort operations. For the second quarter of 2005, real estate activities had revenues of $24.9 million, an increase of 25.8% over the second quarter of 2004, operating income of $4.7 million, a decline of 39.7% compared to the second quarter of 2004, and depreciation and amortization of $1.3 million.
The Company has been marketing for sale portions of its net lease portfolio and, accordingly, carries such properties as “discontinued operations” in its financial statements. For the three

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months ended June 30, 2005, the Company sold seven properties for proceeds of $4.9 million and recorded a gain from discontinued operations of $2.6 million. For the three months ended June 30, 2004, the Company sold 25 properties for proceeds of $99.3 million and recorded a gain from discontinued operations of $48.3 million.
During the second quarter, the Company settled a legal dispute with the Cape Cod Commission related to its proposed planned residential, commercial and recreational development at New Seabury, Massachusetts. As a result of the settlement, the Company is proceeding with its planned residential, commercial and recreational development, including up to 457 homes, at New Seabury, a premier seaside golf community located on Nantucket Sound in Cape Cod, Massachusetts. Second quarter results do not include any revenues from new home development at New Seabury or Grand Harbor in Vero Beach, Florida.
Holding Company Activity
For the second quarter of 2005, AREP reported net losses on securities of $21.3 million versus net gains of $8.3 million in the prior year period. The year over year change is due, principally, to losses on a short position.
Total general and administrative expenses (including acquisition costs) incurred by the holding company were $5.2 million for the second quarter of 2005. General and administrative expenses were $1.9 million for the second quarter of 2004. Such costs increased principally due to the impact of acquisition costs and other legal and professional fees.
WestPoint Stevens Acquisition
On August 8, 2005, WestPoint International, an indirect subsidiary of AREP, completed the acquisition of substantially all the assets of WestPoint Stevens Inc. WestPoint Stevens Inc. is engaged in the business of manufacturing, marketing and distributing bed and bath home fashion products.
Previously, a subsidiary of AREP entered into an agreement to acquire such pursuant to a transaction that was approved by the U.S. Bankruptcy court on June 30, 2005. The terms of the agreement provide for the issuance of stock in a newly created entity, WestPoint International, Inc., that now owns, indirectly, substantially all of the assets of WestPoint Stevens, Inc..
AREP will own between 50.4% and 79.0% of WestPoint International depending upon the outcome of a pending rights offering. AREP’s cost for this acquisition will be the $206 million previously paid for 1st and 2nd lien WestPoint Stevens debt, plus up to $312 million in incremental cash investment for a total of up to $518 million. If the pending rights offering by WestPoint International is fully subscribed, AREP’s cash commitment to the transaction could be reduced by as much as $75 million. These amounts may be subject to adjustment based upon matters still under consideration but should serve to convey an overall picture of the economics for AREP.

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Carl C. Icahn, Chairman of the Board of AREP’s general partner stated, “We believe that the home textiles industry remains a large and profitable market in which WestPoint can create sustainable competitive advantage. WestPoint’s assets – built over decades of investment – are substantial, including its manufacturing expertise, capital assets, personnel, brands, distribution skills, and customer relationships. While others worry about the challenges faced by industries in change, we see these challenges as presenting the opportunity for the emergence of a well-capitalized, industry-leading player, especially with the present meaningful infusion of capital from AREP. We also look forward to providing additional equity capital in the future for meaningful growth opportunities which we believe will become available.
* * *
Conference Call Information: AREP will hold a conference call to discuss financial and operational results on Tuesday, August 9, 2005 at 9:30 a.m., Eastern Time. The webcast will be broadcast live and may be joined by visiting AREP’s website at http://www.areplp.com. It will also be archived and made available at http://www.areplp.com under the Investor Relations Section. For those wishing to monitor only the audio portion of the webcast, a dial-in number, (800) 719-7120, has been established. There is no access code.
American Real Estate Partners, L.P., a master limited partnership, is a diversified holding company engaged in a variety of businesses. AREP’s businesses currently include gaming; oil & gas exploration and production; and real estate.
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. Among these risks and uncertainties are changes in general economic conditions, the extent, duration and strength of any economic recovery, the extent of any tenant bankruptcies and insolvencies, our ability to maintain tenant occupancy at current levels, our ability to obtain, at reasonable costs, adequate insurance coverage, risks related to our hotel and casino operations, including the effect of regulation, substantial competition, rising operating costs and economic downturns, competition for investment properties, risks related to our oil & gas operations, including costs of drilling, completing and operating wells and the effects of regulation, and other risks and uncertainties detailed from time to time in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

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APPENDIX I
CONSOLIDATED RESULTS OF EARNINGS
In thousands of dollars except per unit data
(unaudited)

	Three Months Ended
	June 30,
	2005	2004
		(Restated)

Revenues	$220,655	$160,271

Operating income	$48,295	$15,427
Interest expense	(28,330)	(14,724)
Interest and other income	16,115	17,447
Other income (expense)	(20,880)	7,061

Pre-tax income	15,200	25,211
Income tax expense	(9,029)	(3,944)

Income from continuing operations	6,171	21,267
Income from discontinued operations	2,831	49,905

Net earnings	$9,002	$71,172

Net earnings (loss) attributable to
Limited partners	$(9,636)	$76,012
General partner	18,638	(4,840)

	$9,002	$71,172

Net earnings (loss) per LP unit:

Basic:
Income (loss) from continuing operations	$(0.27)	$0.59
Income from discontinued operations	0.06	1.06

Basic earnings per LP unit	$(0.21)	$1.65

Weighted average units
Outstanding	46,271,455	46,098,284

Diluted:
Income from continuing operations	$(0.27)	$(0.55)
Income from discontinued operations	(0.06)	0.94

Diluted earnings per L.P. unit	$(0.21)	$1.49

Weighted average units and equivalent units outstanding	50,176,449	51,938,033

APPENDIX II
CONSOLIDATED SUMMARY BALANCE SHEET
The following table presents AREP’s consolidated summary balance sheet data as of June 30, 2005 and December 31, 2004 ($ in millions):

	June 30,	December 31,
	2005	2004
		(Restated)
Assets
Cash, investments, securities and other	$1,129.2	$806.3
Other current assets	469.4	416.4

	1,598.6	1,222.7

Non-current investments	211.6	251.4
Property, plant and equipment	1,328.4	1,279.5
Other non current assets	125.1	125.6

	1,665.1	1,656.5

	$3,263.7	$2,879.2

Liabilities
Current liabilities	$304.5	$319.1
Senior notes	1,220.9	683.1
Other long term-term liabilities	111.4	110.5
Preferred limited partnership units	109.4	106.7

	1,746.2	1,219.4

Partners Equity	1,517.5	1,659.8

	$3,263.7	$2,879.2

APPENDIX III
RECONCILIATION OF EBITDA – AMERICAN REAL ESTATE PARTNERS, L.P.
The following table reconciles net earnings to EBITDA for the three months ended June 30, 2005 and 2004 ($ in millions):

	For the Three Months Ended June 30,
	2005	2004

Net earnings	$9.0	$71.2
Interest expense	28.3	14.7
Depreciation, depletion and amortization	36.0	26.2
Income tax expense	9.0	3.9

EBITDA	$82.3	$116.0

APPENDIX IV
SUPPLEMENTAL DETAIL ON PRINCIPAL SEGMENTS
The following table sets out operating income and depreciation, depletion and amortization for the three months ended June 30, 2005 and 2004 ($ in millions):

	Three Months Ended			Three Months Ended
	June 30,			June 30,
	2005	2004		2005	2004
	Operating Income		Growth	DD&A		Growth
Gaming	$16.9	$12.8		$9.4	$10.4
Oil & gas	31.9	(3.3)		25.3	14.6
Real estate	4.7	7.8		1.3	1.2
Holding company	(5.2)	(1.9)		–	–

Total	$48.3	$15.4	213.6%	$36.0	$26.2	37.4%

APPENDIX V
SUPPLEMENTAL RECONCILIATION OF EBITDA – AMERICAN CASINO AND
ENTERTAINMENT PROPERTIES LLC
The following table reconciles net earnings to EBITDA for the three months ended June 30, 2005 and 2004 ($ in millions):

	For the Three Months Ended June 30,
	2005	2004

Net earnings	$8.7	$5.0
Interest expense	4.2	4.7
Depreciation, depletion and amortization	5.7	6.4
Income tax expense	4.6	1.3

EBITDA	$23.2	$17.4